Exhibit 3.5

FOURTH AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KAYAK SOFTWARE CORPORATION

(Pursuant to Sections 242 of the

General Corporation Law of the State of Delaware)

Kayak Software Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1): That the name of this corporation is Kayak Software Corporation, and that this corporation was originally incorporated pursuant to the General Corporation Law on January 14, 2004 under the name Travel Search Company, Inc.;

2): That the Board of Directors duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor;

3) That the Board of Directors of the Corporation directed that such amendment be submitted to the stockholders of the Corporation for their consent and approval and, in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law (the “DGCL”).

4) That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the DGCL; which resolutions and consent setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended to delete the number “40,000,000” appearing in the first paragraph of Article Fourth thereof and replacing such number with “45,000,000”.

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended to delete the number “8,214,496” appearing in Section B.5E of Article Fourth thereof and replacing such number with “10,000,000”.

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IN WITNESS WHEREOF, this Amendment to Amended and Restated Certificate of Incorporation has been executed by the undersigned this 19th day of January, 2010.

KAYAK SOFTWARE CORPORATION

/s/ Daniel Stephen Hafner
Name: Daniel Stephen Hafner
Title: President

STATE OF DELAWARE

WAIVER OF REQUIREMENT

FOR AFFIDAVIT OF EXTRAORDINARY CONDITION

It appears to the Secretary of State that an earlier effort to deliver this instrument and tender such taxes and fess was made in good faith on the file date stamped hereto. The Secretary of State has determined that an extraordinary condition (as reflected in the records of the Secretary of State) existed at such date and time and that such earlier effort was unsuccessful as a result of the existence of such extraordinary condition, and that such actual delivery and tender were made within a reasonable period (not to exceed two business days) after the cessation of such extraordinary condition and establishes such date and time as the filing date of such instrument.

Jeffrey W. Bullock
Jeffrey W. Bullock
Secretary of State